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                                                                   EXHIBIT 10.14

                   PARTNER PROGRAM LOYALTY SERVICES AGREEMENT


THIS AGREEMENT ("Agreement") is made as of __________ 199_ by and between VISA INTERNATIONAL SERVICE ASSOCIATION ("Visa"), with its principal place of business at 900 Metro Center Boulevard, Foster City, California 94404 (mailing address P.O. Box 8999, San Francisco, CA 94128-8999), and Chip Application Technologies Limited (C.A.T), at Level 5 Cabcharge House 152-162 Riley Street East, Sydney NSW 2010, Australia.

WHEREAS, Visa is developing a program to facilitate the implementation of chip-based Visa products (the "Program") for Visa's Participating Members from time to time during the Term of this Agreement;

WHEREAS, as part of the Program, Visa desires to identify organizations, such as C.A.T. that can develop custom applications to support loyalty programs on Visa's chip-based cards, as such applications may be requested by Visa's Participating Members from time to time during the Term of this Agreement;

WHEREAS, C.A.T desires to be one of several suppliers that offer Visa approved loyalty program application development services to Visa Members under the Program;

WHEREAS, by entering into this Agreement, C.A.T receives valuable consideration by increasing its exposure and sales potential among Visa Members, and Visa receives valuable consideration by increasing its Members' ability to implement Visa's chip-based products.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:


1. DEFINITIONS: The terms and definitions set forth below shall be used for purposes of this Agreement:

a)      "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section
        6.

b) "CALENDAR OF EVENTS" means a calendar of events produced by Visa each month describing upcoming Program events, including events in which C.A.T. may be requested or required to participate as described in this Agreement.

c) "PARTICIPATING MEMBER" means any member of Visa participating in the Program.

d) "PROGRAM" shall have the meaning set forth in the first recital of this Agreement.

e) "SERVICES" shall mean software development and other services performed by C.A.T. for a Participating Member under the Program to develop such chip loyalty program applications may be desired by such Participating Members.

f)      "TERM" shall have the meaning set forth in Section 5.

g) "VISA APPROVAL" means written confirmation by Visa that a product or service meet the standards required by Visa to participate in the Program, as such standards may be amended from time to time by Visa, including, without limitation: (i) the functional and security standards imposed by Visa from time to time, and (ii) the specifications associated with such products or services.


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2.      C.A.T. PARTICIPATION.

(a) Participation. During the Term of this Agreement, C.A.T. shall make Services available to Participating Members upon such terms and conditions as may be agreed upon between C.A.T. and such Participating Members.

(b) Marketing. C.A.T. shall participate with Visa in marketing the Program, including, but not limited to, the following:

        i)      SALES TEAMS.
                C.A.T. shall participate in so-called "sales teams" as agreed to by the parties, by which a representative of each component of the Program (including, for example, representatives from a terminal vendor, a chip card vendor, and a system integrator) meet with a Visa member to educate the member about and promote the Program.

        ii)     C.A.T. SALES SUPPORT.
                C.A.T. may present the Visa Program in at least two (2) global and/or regional C.A.T. financial services sales conferences per year and give Visa the option (without obligation) to have Visa representatives participate in such conferences. At the request of C.A.T., Visa may make a representative available for these sales conferences.

        iii)    VISA VENDOR MEETINGS.
                Upon agreement of the parties, C.A.T. may send appropriate representatives to vendor meetings, arranged by Visa in the normal course of Visa's business, during the Term of this Agreement, which meetings shall be held at Visa's headquarters in or near Foster City, California.

        iv)     C.A.T. TRAIN THE TRAINER.
                When necessary, C.A.T. will conduct training sessions for C.A.T. staff involved in services engagements with Participating Members related to the Program.

        (v)     C.A.T. ARTICLES AND SPEECHES.
                Visa shall have the right to approve the text of all vendor-sponsored articles and speeches to the extent they address Visa chip products or the Program. Visa shall provide C.A.T. with pre-written text which C.A.T. may use as appropriate without further approval from Visa.

        (vi)    VISA COLLATERAL MATERIALS.
                C.A.T. shall refer the Program and Visa and use the Visa trademark in collateral materials C.A.T. distributes pertaining specifically to Visa chip products and Visa services; provided, however, that Visa shall first review and approve all such trademark usage by C.A.T.

        (vii)   PUBLIC RELATIONS OUTREACH SESSIONS.
                Visa plans to conduct regular "getting to know you" sessions with the public relations staff of C.A.T. and other Visa vendor.' The objectives of these sessions will be: (i) establish good working relationships, (ii) gain common agreement on key messages to meet the objectives of Visa and its vendors and
                (iii) understand procedures of all parties to be able to expedite press


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                releases, announcements and similar items. C.A.T. may, at its discretion participate in such sessions as and when arranged by Visa.

        (viii)  JOINT TESTIMONIAL ADS AND TRADE ADS.

                C.A.T. may advertise in general and trade press promoting C.A.T. products and services and the Program. Visa shall use its commercially reasonable efforts to refer to C.A.T., together with other vendors participating in the Program, as Visa deems appropriate, during keynote speeches and press releases that discuss the Program; provided, however, that such references shall be limited to listing C.A.T. as a supplier of Program Products and services and, to the extent granted, listing C.A.T. as Visa Approved.

        (ix)    HIGH PROFILE DEMONSTRATIONS.

                C.A.T. may, as may be reasonable necessary, staff, fund, and/or provide materials for demonstrations of C.A.T. products and services during at least two (2) Visa member meetings per Visa region per year.

        (x)     TRADE SHOWS.

                C.A.T. will use commercially reasonable efforts to refer to Visa and highlight the Program in all trade shows in which C.A.T. participates.

        (xi)    CALENDAR.

                Visa shall use its commercially reasonable efforts to list in Visa's Calendar of Events the events described in this Section 2(c) which are scheduled to occur in the six (6) months following such Calendar of Events.

(a)     CENTRAL APPROVAL AUTHORITY.

        C.A.T. and Visa shall co-operate to allow Visa to review and assess C.A.T. ability to provide Services in each Visa region in which C.A.T. desires to provide Services under the Program. Visa shall assess C.A.T. as a loyalty service provider under the Program in each of Visa's six
        (6) geographic regions as may be requested by C.A.T. and in the event Visa determines in its discretion that C.A.T. is capable of providing Services which are consistent with the standards promoted or desired by the Program in a region, Visa shall grant Visa Approval, if at all, in writing as a loyalty service provider in such region under the Program (Visa Approval"). Visa Approval in any region shall not be construed as approval of any specific business practice or services offered by C.A.T.

        Vendor understands and acknowledges that Visa conducts a global business through several Visa regions and that Visa's determination that C.A.T. is qualified to provide Services under the Program in one Visa region does not mean that C.A.T. is approved in other Visa regions. Prior to receiving Visa Approval in any particular Visa region, C.A.T. may promote itself as a Visa Smart Program participant, provided, however, that C.A.T. shall not promote itself as Visa Approved until such approval is in fact granted. Visa will grant Visa Approval to C.A.T. if at all, pursuant to the policies, procedures and fees Visa adopts from time to time and routinely applies to other vendors generally. In the event Visa determines, in its discretion, not grant Visa Approval to any loyalty service provider under the Program, and in fact does not assess or grant approval to any vendor, Visa shall have no obligation to assess C.A.T. services for Visa Approval and C.A.T. shall be free to provide such services under Program without Visa approval.

        In all written communications and materials referring to Visa Approval from C.A.T. or its agents, subcontractors or distributors to third parties, C.A.T. shall include (or cause to be included), in a manner reasonably calculated to be noticed those reading the communication or material, the following legend:


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        "Visa Approval is provided by Visa to ensure certain security and operational characteristics important to Visa's systems as a whole, but Visa Approval does not include any endorsement or warranty regarding the functionality, quality or performance of any particular product of service. Visa does not warrant any products or services. provided by Vendor or Vendor's distributors. Visa Approval does not include or imply any product warranties from Visa, including, without limitation, any implied warranties of merchantability, fitness for purpose or non-infringement, all of which are expressly disclaimed by Visa. All rights and remedies regarding products and services which have received Visa Approval shall be provided by the party providing such products or services, and not by Visa."


3.      OTHER C.A.T. OBLIGATIONS.

(a)     C.A.T. NOT EXCLUSIVE.

        C.A.T. acknowledges that Visa may and will include in the Program products and services from other manufacturers and that nothing contained in this Agreement should be interpreted to give C.A.T. an exclusive right to supply Services to Participating Members.

(b)     IMPLEMENTATION SUPPORT SERVICES.

        C.A.T. may, at Visa's request, provide appropriate representatives to participate in meetings with Visa and Participating Members to define and develop migration planning and implementation services for Participating Members.

(c)     CO-MARKETING CONTRIBUTION.

        In the event Visa establishes a formal co-marketing program with the various vendors that participate in the Program, Visa shall inform C.A.T. of such co-marketing program and give C.A.T. an opportunity to participate upon terms to be mutually agreed between Visa and C.A.T.

(d)     SEMI-ANNUAL REVIEW.

        Visa shall conduct a semi-annual review of the Program to evaluate progress, review obligations among Program participants and make decisions on adjusting plans. C.A.T. shall send appropriate representatives to Visa's headquarters in or near Foster City, California, to participate in such semi-annual review process. Dates for the project reviews will be agreed to by the parties, such agreement not to be unreasonably delayed or withheld.

(e)     STATEMENT OF YEAR 2000 READINESS.

        C.A.T. represents and warrants that not later than January 1, 1999, each of the [Products] will: (i) manage and manipulate all data involving dates, including single-century formulas and multi-century formulas, and will not either cause an abnormally ending scenario within an application, or result in the generation of incorrect values involving such dates; (ii) include in all date-related user interface functionality and data fields a correct indication of century; (iii) include a correct indication of century in all date-related functions; and (iv) comply with the following:


        - no such programs or applications will provide invalid or incorrect messages or results when presented with or processing date-dependent data;

        - all such programs and applications will accurately recognise, manage, accommodate and manipulate date-dependent data, including single and multi-century formulas and leap years.


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        In addition to any other remedies that may be available, a failure of any program or application to comply with the foregoing that negatively impacts the performance of the programs and applications and is not rectified by CAT under the normal maintenance arrangements, shall entitle Visa or the party for which the programs and applications were developed, to either (i) a refund of the license fees paid for the effected programs and applications or (ii) require CAT to promptly furnish to Visa or the party for which such programs and applications were developed, at no charge, all materials and services as may be required for the purpose of bringing such programs and applications into compliance.

f)      NON-C.A.T. PRODUCTS.

        Non-C.A.T. products are provided by C.A.T. on a "AS IS" basis. Where authorized, C.A.T. will pass through to Participating Members representations and warranties from third party manufacturers to end-user customers regarding these non-C.A.T. products, including, without limitation, any representations regarding the year 2000 readiness of the non-C.A.T. hardware and software products.


4.      VISA'S OBLIGATIONS.

(a)     FORECAST.

        VISA MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE PROJECTED LEVEL OF C.A.T. SALES OR PROFIT IN CONNECTION WITH THE PROGRAM.

(b)     NO MINIMUMS.

        Neither Visa, any Participating Members, nor any third party shall have a minimum order requirement in connection with this Agreement or the Program.

(c)     PROMOTION AND MARKETING KIT.

        Visa shall attempt to make its members aware of C.A.T. Services, when appropriate to the members' programs, both verbally and in press materials. Visa will not require its members to use C.A.T. products or services. Visa will list C.A.T. as a supplier of Services under the Program in collateral materials regarding the Program produced for members and the media. Visa shall provide C.A.T. with a marketing and communications kit to facilitate C.A.T. development of collateral marketing materials that include-mention of Visa. The kit will include logo artwork and guidelines for usage, copying and distribution for Visa language and terms, and prepared text that may be inserted into the C.A.T. marketing materials.

(d)     VISA TRAINING EFFORTS.

        Visa shall provide such training to C.A.T. staff regarding the Program and Visa's products and services as Visa determines necessary and equivalent to that provided to other providers of Services who receive Visa Approval.

(e)     NON-EXCLUSIVE.

        Visa acknowledges that C.A.T. may and will offer products and services to others who directly and indirectly compete with Visa and that nothing contained in this agreement should be interpreted otherwise.

5.      TERMINATION.

(a)     TERM.

        This Agreement is effective from the date first written above when signed by both parties, and will remain in effect until April 30, 2001; provided, however, that the term may be extended for an unlimited number of additional one (1) year terms if prior to the termination of the initial three (3) year term, or any one (1) year extension thereof, both parties agree in writing to extend the term for an additional one (1) year period (the "Term"). In the event C.A.T. is bound by a written contract with one or


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        more Participating Members to perform Integration Services, and to the extent such contract or contracts are in effect at the time of the expiration of the Term, then C.A.T. and Visa shall continue to perform their obligations under this Agreement after the expiration of the Term, for up to 12 months after such expiration, to the extent reasonably necessary to allow C.A.T. to fulfil its contractual obligations to such Participating Member(s).

(b)     EARLY TERMINATION.

        If termination is for a material breach of the terms of this Agreement, the breaching party shall have thirty (30) days from receipt of written notice to cure such breach. Termination shall be effective without further notice at the end of such period if the breach has not been cured. If C.A.T. materially or routinely breaches any agreement or agreements pertaining to the Program in a manner which would reasonable jeopardize the continuing goodwill of the Program, Visa, or any Participating Member, then C.A.T. shall be deemed to have materially breached this Agreement. This Agreement shall terminate immediately in the event of the voluntary or involuntary bankruptcy or insolvency, an assignment for the benefit of creditors, the appointment of a receiver or similar proceeding regarding C.A.T.

6.      CONFIDENTIALITY.

        The parties agree the exchange of Confidential Information between the parties related to this Agreement shall be governed by the terms and conditions of that certain C.A.T. Agreement.

7.      TRADEMARKS.

        Except as expressly set forth in this Agreement, neither party grants to the other any right to use its trademarks, service marks, logos or trade names without its prior written consent. The owning party shall have the right to review and approve all material related to the subject matter of this Agreement containing such marks prior to its release, which approval may be withheld for any or no reason.

8.      PATENT AND COPYRIGHT INDEMNIFICATION.

        C.A.T. shall defend Visa against third party claims against Visa that C.A.T. products or C.A.T. services provided to a Participating Member as part of the Program (i) infringe that party's patents, copyrights or trademarks in any country where C.A.T. or its subsidiaries directly conduct business or (ii) unlawfully misappropriates that party's trade secrets, at C.A.T. expense, and C.A.T. shall pay all costs, damages, and attorneys' fees that a court finally awards or are included in any settlement of such claim; provided, however, that Visa and the relevant Participating Member must promptly notify C.A.T. when such a claim is made and allow C.A.T. to control, and co-operate with C.A.T. in, the defense and any related settlement negotiations. C.A.T. shall not be entitled to make any commitments, representations or admissions on behalf of Visa without Visa's prior written approval, which approval shall not be unreasonable withheld.

        This is C.A.T. entire obligation to Visa regarding any claim of infringement. C.A.T. has no obligation regarding any claim to the extent such claim is based on any of the following:

        1) anything Visa or a Participating Member provides which is incorporated into an C.A.T. product;

        2) Visa's or an Participating Member's modification of an C.A.T. product, or an C.A.T. product's use in other than according to its written documentation and, if applicable, its specified operating environment;

        3) the combination, operation, or use of an C.A.T. product with other products not provided by C.A.T. as a system, or the combination, operation, or use of an C.A.T. product with any product, data, or apparatus that C.A.T. did not


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                provide, represent or acknowledge in writing that the C.A.T.
                product was capable of interoperating with; or

        4) infringement by a non-C.A.T. product alone, as opposed to its combination with products C.A.T. provides to a Participating Member as a system.

        The provisions of this section shall survive the termination of this Agreement, regardless of the reason for such termination.

9.      INDEMNIFICATION.

        C.A.T. shall defend Visa against third party claims against Visa to the extent such claims by third parties are based on statements made by C.A.T. or its subsidiaries relating to Visa Approval or the meaning of Visa Approval as defined in this Agreement, which statements are not previously authorized by Visa in writing, and C.A.T. shall pay all costs, damages, and attorneys' fees that a court finally awards or are included in a settlement by C.A.T. of such claims; provided, however, that Visa must promptly notify C.A.T. when such claim is made and allow C.A.T. to control, and co-operate with C.A.T. in, the defense and any related settlement negotiations. C.A.T. shall not be entitled to make any commitments, representations or admissions on behalf of Visa without Visa's prior written approval, which approval shall not be unreasonably withheld. The provisions of this Section shall survive the termination of this Agreement, regardless of the reason for such termination.


10.     LIMITATION OF LIABILITY.

        Regardless of the basis on which either party is entitled to claim damages from the other related to this Agreement (including fundamental breach, negligence, misrepresentation, or other contract or tort claim), each party hereto is liable to the other only for: 1) obligations referred to in the Section 8 above; and 2) the amount of any other actual direct damages or loss, up to the greater of the charges for the C.A.T. product or service that is the subject of the claim or the aggregate amount U.S. $1,000,000.

        IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, HOWEVER CAUSED, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT INCLUDED WITHIN THE AMOUNTS FOR WHICH C.A.T. IS PROVIDING INDEMNIFICATION UNDER SECTIONS 8 OR 9 OF THIS AGREEMENT.



11.     GENERAL.

(a)     Disclaimer Of Warranties.

        OTHER THAN THE EXPRESS WARRANTIES PROVIDED IN THIS AGREEMENT, C.A.T. DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b)     Excusable Delays.

        Neither party shall be held responsible for delays caused by acts beyond its control, such as acts of God or public enemies, government acts, utility or communications delays or failures, labor disputes, or war.


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(c)     Assignment.

        Neither party may assign this Agreement, or its rights or duties hereunder, without the prior written consent of the other party.

(d)     Relationship.

        Neither party or its personnel are not agents, employees, lessees, partners, or joint ventures of the other party. Neither party may bind or obligate the other party without the other party's prior written consent.

(e)     Notice.

        All notices required under this Agreement to be in writing shall be deemed given when delivered personally, by overnight delivery upon written verification of receipt, by facsimile transmission upon electronic acknowledgement of receipt, or by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or such other address or facsimile number as either party may specify in writing. Notices to Visa shall be sent to the attention of Mr. David Barnes and notices to C.A.T. shall be sent to the attention of C.A.T. legal Department, In addition, to facilitate the on-going efforts of Visa and C.A.T., each party shall designate a primary contact person within two weeks after the execution of this Agreement, which contact person shall serve as such party's primary liaison for all purposes of this Agreement other than written notices sent as required by this Section.

(f)     Governing Law.

        This Agreement shall be construed and interpreted under the internal laws of the State of California, without giving effect to its principles of conflict of law.


(g)     Severability.

        If a court of competent jurisdiction finds any provision of this Agreement invalid, illegal or unenforceable, the remainder of the Agreement shall remain in full force and effect.

(h)     Counterparts.

        This Agreement may be signed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

(i)     Entire Agreements: Modification: Waivers.
        This Agreement and its attachments constitutes the entire agreement and understanding between Visa and C.A.T. regarding the subject matter hereof. No breach, performance or other actions with respect to this Agreement shall be deemed a breach, performance or other action with respect to any other agreement that may exist between C.A.T. and Visa. No modification or waiver of this Agreement or any Exhibit or rider shall be binding unless it is in writing and signed by both parties.

(j)     Attorneys' Fees.

        In the event of a dispute regarding the enforcement or interpretation of this Agreement should result in litigation between the parties, the prevailing party shall be entitled to collect its reasonable attorneys' fees and costs from the other party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

("C.A.T.")                                    VISA INTERNATIONAL SERVICE
                                              ASSOCIATION ("VISA")


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